Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Bob Puccini
Investor Relations (720) 895-7787 bob.puccini@arrisi.com

ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED

FOURTH QUARTER and FULL YEAR 2013 RESULTS

Suwanee, Ga. (February 19, 2014) ARRIS Group, Inc. (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the fourth quarter and full year 2013.

On April 17, 2013, the Company closed the acquisition of Motorola Home. As a result, comparisons to prior periods may not be meaningful.

Financial Highlights

•	Revenues in the fourth quarter 2013 were $1,199.1 million

•	Adjusted net income (a non-GAAP measure) in the fourth quarter 2013 was $0.54 per diluted share

•	GAAP net loss in the fourth quarter 2013 was $(0.02) per diluted share

•	The Company repaid $372.8 million of debt in the fourth quarter

•	The Company ended the fourth quarter 2013 with $513.4 million of cash resources

•	Order backlog at the end of the fourth quarter 2013 was $538.6 million

•	The Company’s book-to-bill ratio in the fourth quarter 2013 was 1.01

“We had a great fourth quarter and made remarkable progress in 2013. As a result of our successful acquisition and integration of Motorola Home, we are a larger, stronger and much more relevant supplier to a growing worldwide customer community. Moreover, 2014 is looking to be our best year ever.” said Bob Stanzione, ARRIS Chairman and CEO.

“Our fourth quarter results were strong. Our revenues were up 12% from the third quarter, largely as a result of new product introductions, and we had strong cash generation. Also, in the quarter, we retired our remaining convertible notes for $232 million and repaid $141 million of our term loan debt, including a $125 million optional prepayment,” said David Potts, ARRIS EVP & CFO. “With respect to the first quarter 2014, we now project that revenues for the Company will be in the range of $1,170 to $1,210 million, with adjusted net income per diluted share in the range of $0.42 to $0.47 and GAAP net income per diluted share in the range of $0.05 to $0.10.”

Revenues in the fourth quarter 2013 were $1,199.1 million as compared to fourth quarter 2012 revenues of $344.0 million. Third quarter 2013 revenues were $1,067.8 million.

For the full year 2013 and 2012, revenues were $3,620.9 million and $1,353.7 million, respectively. 2013 revenues include the revenues of Motorola Home following the closing of the acquisition on April 17, 2013.

Adjusted net income (a non-GAAP measure) in the fourth quarter 2013 was $0.54 per diluted share, compared to $0.28 per diluted share for the fourth quarter 2012. Adjusted net income (a non-GAAP measure) for the third quarter 2013 was $0.39 per diluted share.

Year to date, adjusted net income was $1.66 per diluted share for 2013 as compared to $0.93 per diluted share in 2012. 2013 excludes the adjusted net income of Motorola Home prior to April 17, 2013. A reconciliation of adjusted net income to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arrisi.com).

GAAP net loss in the fourth quarter 2013 was $(0.02) per diluted share, as compared to fourth quarter 2012 GAAP net income of $0.13 per diluted share and third quarter 2013 GAAP net income of $0.12 per diluted share. Year to date, GAAP net loss was $(0.37) per diluted share in 2013 as compared to GAAP net income of $0.46 per diluted share in 2012. 2013 includes the net income of Motorola Home following the closing of the acquisition on April 17, 2013.

Cash & Cash Equivalents - The Company ended the fourth quarter 2013 with $513.4 million of cash resources, which includes $509.8 million of cash, cash equivalents and short-term investments, and $3.6 million of long-term marketable securities, as compared to $695.0 million, in the aggregate, at the end of the third quarter 2013. The Company generated $190.9 million of cash from operating activities during the fourth quarter 2013, as compared to $11.8 million generated during the fourth quarter 2012. During the full year of 2013, the Company generated $570.9 million of cash from operating activities, which compares to $84.4 million generated during 2012.

Debt Retirements – In the fourth quarter 2013 the Company redeemed its remaining convertible notes for $232 million and 3.1 million shares of common stock. The Company also repaid $141 million of term loan debt, including $125 million of optional prepayments.

Order backlog at the end of the fourth quarter 2013 was $538.6 million as compared to $222.6 million and $523.7 million at the end of the fourth quarter 2012 and the third quarter 2013, respectively. The Company’s book-to-bill ratio in the fourth quarter 2013 was 1.01 as compared to the fourth quarter 2012 of 1.11 and the third quarter 2013 of 0.99.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, February 19, 2014, to discuss these results in detail. You may participate in this conference call by dialing 888-679-8034 or 617-213-4847 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference pass code 52957683 and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through February 26, 2014 by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 57012703. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.

About ARRIS

ARRIS is a premier video and broadband technology company that transforms how service providers worldwide deliver entertainment and communications without boundaries. Its powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content. The Company’s vision and expertise continue to drive the industry’s innovations, as they have for more than 60 years. Headquartered north of Atlanta, in Suwanee, Georgia, ARRIS has R&D, sales and support centers throughout the world. For more information: www.arrisi.com

Forward-looking statements:

Statements made in this press release, including those related to:

•	growth expectations and business prospects;

•	revenues and net income for the first quarter 2014, and beyond;

•	the integration of the Motorola Home business

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the first quarter 2014 as well as the general outlook for 2014 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	ARRIS may encounter difficulties combining the Motorola Home operations with ours, including difficulties combining personnel, facilities, and other operations or preserving customer relationships.

•	ARRIS’ customers operate in a capital intensive consumer based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers; and

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2013. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

# # # # #

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$442,438	$541,114	$610,502	$423,551	$131,703
Short-term investments, at fair value	67,360	125,387	130,723	184,838	398,414

Total cash, cash equivalents and short term investments	509,798	666,501	741,225	608,389	530,117

Restricted cash	1,079	1,818	3,801	4,689	4,722
Accounts receivable, net	647,154	627,844	662,156	206,236	188,581
Other receivables	8,366	4,076	11,007	3,743	350
Inventories, net	330,129	343,895	311,608	126,530	133,848
Prepaid income taxes	13,034	49,447	38,186	10,703	9,235
Prepaids	61,482	18,881	17,296	13,227	11,682
Current deferred income tax assets	77,167	75,875	132,113	25,927	24,944
Other current assets	39,930	60,111	281,987	13,674	16,413

Total current assets	1,688,139	1,848,448	2,199,379	1,013,118	919,892

Property, plant and equipment, net	396,152	398,353	393,594	54,109	54,378
Goodwill	935,579	938,435	938,493	193,976	194,115
Intangible assets, net	1,176,192	1,241,258	1,270,211	86,926	94,529
Investments	71,176	96,711	95,551	55,938	86,164
Noncurrent deferred income tax assets	12,501	11,358	11,191	52,410	47,431
Other assets	52,363	52,300	54,847	11,089	9,385

	$4,332,102	$4,586,863	$4,963,266	$1,467,566	$1,405,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$662,919	$573,673	$485,291	$47,783	$45,719
Accrued compensation, benefits and related taxes	116,262	101,233	88,494	36,791	29,773
Accrued warranty	48,755	46,536	57,532	2,768	2,882
Deferred revenue	69,071	77,267	80,254	61,431	44,428
Current portion of LT debt	53,254	293,399	289,990	225,368	222,124
Current income taxes liability	3,068	7,012	6,528	350	853
Other accrued liabilities	151,793	148,282	549,995	59,055	24,942

Total current liabilities	1,105,122	1,247,402	1,558,084	433,546	370,721
Long-term debt, net of current portion	1,691,034	1,822,941	1,837,952	—	—
Accrued pension	58,657	65,395	64,263	27,200	26,883
Accrued severance liability, net of current portion	3,814	3,870	3,782	4,262	4,119
Noncurrent income taxes payable	21,048	25,012	35,320	30,168	24,389
Noncurrent deferred income tax liabilities	74,791	74,242	146,086	351	351
Other noncurrent liabilities	58,649	53,465	48,196	18,836	19,043

Total liabilities	3,013,115	3,292,327	3,693,683	514,363	445,506

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,766	1,729	1,726	1,509	1,488
Capital in excess of par value	1,688,782	1,669,667	1,657,383	1,292,971	1,285,575
Treasury stock at cost	(306,330)	(306,330)	(306,330)	(306,330)	(306,330)
Unrealized gain (loss) on marketable securities	306	85	(19)	288	206
Unfunded pension liability	(2,416)	(8,558)	(8,558)	(8,592)	(8,558)
Unrealized gain (loss) on derivative Instruments	(2,541)	(4,277)	—	—	—
Accumulated deficit	(60,569)	(57,752)	(74,922)	(26,459)	(11,809)
Cumulative translation adjustments	(11)	(28)	303	(184)	(184)

Total stockholders’ equity	1,318,987	1,294,536	1,269,583	953,203	960,388

	$4,332,102	$4,586,863	$4,963,266	$1,467,566	$1,405,894

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net sales	$1,199,067	$344,003	$3,620,902	$1,353,663
Cost of sales	832,696	220,812	2,598,154	891,086

Gross margin	366,371	123,191	1,022,748	462,577

Operating expenses:
Selling, general, and administrative expenses	110,562	43,794	338,252	161,338
Research and development expenses	129,471	40,700	425,825	170,706
Acquisition, integration and other costs	12,668	5,131	45,471	6,207
Restructuring charges	(747)	306	37,576	6,761
Amortization of intangible assets	65,066	7,729	193,637	30,294

	317,020	97,660	1,040,761	375,306

Operating income (loss)	49,351	25,531	(18,013)	87,271
Other expense (income):
Interest expense	19,457	4,546	67,888	17,797
Loss (gain) on investments	4,242	78	2,698	(1,405)
Loss (gain) on foreign currency	(777)	(131)	(3,502)	786
Interest income	(626)	(993)	(2,936)	(3,241)
Other (income) expense, net	632	(171)	13,989	(962)

Income (loss) before income taxes	26,423	22,202	(96,150)	74,296
Income tax expense (benefit)	29,240	7,407	(47,390)	20,837

Net income (loss)	$(2,817)	$14,795	$(48,760)	$53,459

Net income (loss) per common share:
Basic	$(0.02)	$0.13	$(0.37)	$0.47

Diluted	$(0.02)	$0.13	$(0.37)	$0.46

Weighted average common shares:
Basic	139,333	114,028	131,980	114,161

Diluted	139,333	117,013	131,980	116,514

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating Activities:
Net income (loss)	$(2,817)	$14,795	$(48,760)	$53,459
Adjustments to reconcile net income (loss) to cash provided by operating activities	105,955	21,056	287,671	80,867

Net income, including adjustments	103,138	35,851	238,911	134,326
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:		—		—
Accounts receivable	(18,647)	(17,624)	(854)	(37,139)
Other receivables	(3,277)	211	(2,182)	8,398
Inventory	13,766	3,648	74,111	(21,491)
Accounts payable and accrued liabilities	102,132	(8,289)	257,396	(5,675)
Prepaids and other, net	(6,252)	(2,004)	3,527	5,982

Net cash provided by operating activities	190,860	11,793	570,909	84,401

Investing Activities:
Investments, net	92,905	(69,654)	381,593	(132,943)
Property, plant and equipment, net	(18,030)	(6,861)	(71,323)	(21,368)
Cash paid for acquisition, net of cash acquired	—	—	(2,208,114)	—
Other, net	—	—	—	3,249

Net cash provided by (used in) investing activities	74,875	(76,515)	(1,897,844)	(151,062)

Financing Activities:
Proceeds from issuance of debt	—	—	1,925,000	—
Payment of debt obligations	(372,784)	—	(404,409)	—
Other, net	8,373	7,772	117,079	(37,511)

Net cash provided by (used in) financing activities	(364,411)	7,772	1,637,670	(37,511)

Net increase (decrease) in cash and cash equivalents	(98,676)	(56,950)	310,735	(104,172)
Cash and cash equivalents at beginning of period	541,114	188,653	131,703	235,875

Cash and cash equivalents at end of period	$442,438	$131,703	$442,438	$131,703

ARRIS GROUP, INC.

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

(in thousands, except per share data)	Q4 2012		Q4 2013			Year 2012		Year 2013 (1)
	Amount		Amount			Amount		Amount
Sales	$344,003		$1,199,067			$1,353,663		$3,620,902
Highlighted items:
Acquisition accounting impacts related to Motorola Home and BigBand deferred revenue	432		3,148			2,899		7,121
Reduction in revenue related to Comcast investment in ARRIS	—		—			—		13,182

Sales excluding highlighted items	$344,435		$1,202,215			$1,356,562		$3,641,205

	Q4 2012		Q4 2013			Year 2012		Year 2013 (1)
	Amount	Per Diluted Share	Amount	Per Diluted Share		Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss)	$14,795	$0.13	$(2,817)	$(0.02	) (2)	$53,459	$0.46	$(48,760)	$(0.37	) (2)

Highlighted items:
Impacting gross margin:
Acquisition accounting impacts related to Motorola Home inventory	—	—	(3,818)	(0.03)		—	—	53,782	0.40
Product rationalization	—	—	2,891	0.02		—	—	16,473	0.12
Acquisition accounting impacts related to Motorola Home and BigBand deferred revenue	432	0.00	3,067	0.02		2,899	0.02	5,545	0.04
Fair value impacts related to Comcast investment in ARRIS	—	—	—	—		—	—	13,182	0.10
Stock compensation expense	802	0.01	1,324	0.01		3,169	0.03	4,269	0.03

Impacting operating expenses:
Acquisition, integration and other costs	5,131	0.04	12,667	0.09		6,207	0.05	45,471	0.34
Restructuring	306	0.00	(747)	(0.01)		6,761	0.06	37,575	0.28
Amortization of intangible assets	7,729	0.07	65,066	0.45		30,294	0.26	193,637	1.43
Stock compensation expense	5,910	0.05	9,812	0.07		24,737	0.21	31,520	0.23

Impacting other (income) / expense:
Non-cash interest expense	3,181	0.03	—	—		12,358	0.11	9,926	0.07
Impairment of investment	67	0.00	—	—		533	0.00	—	—
Settlement charge - pension	3,064	0.03	—	—		3,064	0.03	—	—
Credit facility - ticking fees	—	—	—	—		—	—	865	0.01
Mark-to-market FV adjustment related to Comcast investment in ARRIS	—	—	—	—		—	—	13,189	0.10

Impacting income tax expense:
Net tax items	(9,199)	(0.08)	(9,849)	(0.07)		(34,614)	(0.30)	(152,883)	(1.13)

Total highlighted items	17,423	0.15	80,413	0.56		55,408	0.48	272,551	2.02

Net income excluding highlighted items	$32,218	$0.28	$77,596	$0.54		$108,867	$0.93	$223,791	$1.66

Weighted average common shares - Basic		114,028		139,333			114,161		131,980

Weighted average common shares - diluted		117,013		143,956			116,514		135,136

(1)	Excludes Motorola Home results prior to April 17, 2013
(2)	Basic shares used for Q4 2013 and YTD 2013 as losses were reported for those periods and the inclusion of dilutive shares would be anti-dilutive

See Notes to GAAP and Adjusted Non-GAAP Financial Measures

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Acquisition Accounting Impacts Related to Deferred Revenue: In connection with our acquisitions of Motorola Home and BigBand, business combination rules require us to account for the fair values of arrangements for which acceptance has not been obtained, and post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We have historically experienced high renewal rates related to our support agreements and our objective is to increase the renewal rates on acquired post contract support agreements; however, we cannot be certain that our customers will renew our contracts.

Inventory Valuation: In connection with our acquisition of Motorola Home, business combinations rules require the inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we were required to write the inventory up to end customer price less a reasonable margin as a distributor. In addition, we have conformed other cost basis inventory valuation policies during the period. We have excluded the resulting adjustments in inventory and cost of goods sold.

Product Rationalization: In conjunction with the integration of Motorola Home, we have identified certain product lines which overlap. In the second and fourth quarters of 2013, we made the decision to eliminate certain products. As a result, we recorded expenses related to the elimination of inventory and certain vendor liabilities. We believe it is useful to understand the effects of this item on our total cost of goods sold.

Reduction in Revenue Related to Comcast Investment in ARRIS: In connection with our acquisition of Motorola Home, Comcast was given an opportunity to invest in ARRIS. The accounting guidance requires that we record the implied fair value of benefit received by Comcast as a reduction in revenue. Until the closing of the deal, changes in the value of the investment will be marked to market and flow through other expense (income). We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and other expense (income).

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Restructuring, Acquisition, Integration and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income measures. We will incur significant expenses in connection with our recent acquisition of Motorola Home, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring expenses consist of employee severance, abandoned facilities, and other exit costs. Additionally, we have excluded the effect of a loss on the sale of a product line in calculating our non-GAAP operating expenses and net income measures. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Non-Cash Interest on Convertible Debt: We have excluded the effect of non-cash interest in calculating our non-GAAP operating expenses and net income measures. We record the accretion of the debt discount related to the equity component non-cash interest expense. We believe it is useful to understand the component of interest expense that will not be paid out in cash.

Impairment of Investment: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Settlement Charge - Pension: In an effort to reduce volatility and administrative expense in connection with the Company’s pension plan, we have offered certain participants an opportunity to voluntarily elect an early payout of their pension benefits. We exclude this charge in Non-GAAP measures, as this is a one-time charge that is not considered by management in their review of financial results.

Credit Facility - Ticking Fees: In connection with our acquisition of Motorola Home, the cash portion of the consideration is funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Mark To Market Fair Value Adjustment Related To Comcast Investment in ARRIS: : In connection with our acquisition of Motorola Home, Comcast was given an opportunity to invest in ARRIS. The accounting guidance requires we mark to market the changes in the value of the investment and flow through other expense (income). We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total other expense (income).

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to state valuation allowances, research and development tax credits and provision to return differences.